UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission file number: 0-25104

                   CONTINENTAL INFORMATION SYSTEMS CORPORATION
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

         7 Mikve Israel, #36351, Tel Aviv 61362 Israel, (972) 66-394451
         --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)              Rule 12h-3(b)(1)(i)
             Rule 12g-4(a)(1)(ii)   [X]       Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6

      Appropriate number of holders of record as of the certification
or notice date:   397  .
                -------

      Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Information Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 CONTINENTAL INFORMATION SYSTEMS CORPORATION


Date: October 15, 2003           By:    /s/Guy Zahavi
                                        ---------------------------------------
                                 Name:  Guy Zahavi
                                 Title: Chief Executive Officer